Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOHORIZONS, INC.

The undersigned, for the purpose of amending and restating the Restated Certificate of Incorporation of Biohorizons, Inc. filed on June 22, 2010, hereby certifies as follows:

1.             The name of the corporation is Biohorizons, Inc. (the “Corporation”). A Certificate of Incorporation was filed with the State of Delaware on May 5, 2006 under the name BH Holdings I, Inc.  On July 25, 2006 a Restated Certificate of Incorporation was filed that changed the name of the Corporation to Biohorizons Holdings, Inc. A Certificate of Amendment was filed on July 30, 2007 to change the name of the Corporation to Healthpointcapital Dental Holdings, Inc. and on February 5, 2008 a Restated Certificate of Incorporation was filed evidencing a change of name to Biohorizons, Inc. Thereafter a Restated Certificate of Incorporated was filed with the State of Delaware on June 22, 2010.

2.             The Restated Certificate of Incorporation filed on June 22, 2010, is hereby amended, to, among other things, change one of the provisions in Article FOURTH Section 6. (d) by striking out paragraph 6 (d) to Article FOURTH of the Restated Certificate of Incorporation and by substituting in lieu of said Article FOURTH Section 6. (d) the new Article FOURTH, Section 6 (d) as set forth in the Restated Certificate of Incorporation below.

3.             This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4.             Pursuant to Section 228(a) of the Delaware General Corporation Law, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the Delaware General Corporation Law.

5.             The text of the Restated Certificate of Incorporation of the Corporation, as amended and restated herein, shall read in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

BIOHORIZONS, INC.

FIRST:               The name of the Corporation is Biohorizons, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is: (i) 73,000,000 shares of a class of common stock, $0.0001 par value per share (the “Common Stock”), of which (a) 13,400,000 shares are designated “Class A Common Stock,” (b) 8,800,000 shares are designated “Class B Common Stock”, (c) 217,578 shares are designated “Class C Common Stock”, (d) 1,400,000 shares are designated “Rolling Common Stock,” and (e) 49,182,422 shares are without designation (the “Undesignated Common Stock”); and (ii) 300,000 shares of a class of preferred stock, $0.0001 par value per share, all of which are designated “Preferred Stock.”

Except as may be otherwise required by the provisions herein establishing such class of stock, the number of authorized shares of any class of capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote (or written consent in lieu thereof) of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, without a vote of the holders of any such class of capital stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.  There shall be no cumulative voting.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class or series of capital stock of the Corporation.  Unless otherwise indicated, references to “Sections” or “Subsections” in this ARTICLE FOURTH refer to sections and subsections of this ARTICLE FOURTH.

1.             Issuance.  Common Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.

2.             Dividend.  Dividends shall be payable on the shares of Common Stock and Preferred Stock outstanding when, as and if declared by the Board.

3.             Voting.  Each holder of shares of Preferred Stock shall be entitled to one (1) vote for each share thereof held.  Unless otherwise required by law, so long as shares of Preferred Stock remain outstanding, all shares of Common Stock (including Class A Common Stock, Class B Common Stock, Class C Common Stock, Rolling Common Stock and Undesignated Common

Stock) shall be non-voting.  Thereafter, each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held, without regard to series.

4.             Waiver.  Any of the rights, powers or preferences of the holders of Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least fifty-one percent (51%) of the shares of Preferred Stock then outstanding.

5.             Distributions upon Liquidation, Dissolution, Winding Up, IPO or Deemed Liquidation Event.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, as well as in connection with an initial public offering of the common stock of the Corporation (an “IPO”) or in connection with a Deemed Liquidation Event (as defined in Subsection 4 below) (collectively, a “Distribution Event”), the holders of the Preferred Stock and Common Stock shall be entitled to receive the following payments with respect to their respective shares, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares:

(i)            The holders of shares of Preferred Stock then outstanding shall be entitled to an amount equal to $1,000 per share.  The aggregate amount payable to the holders of shares of Preferred Stock described in this subsection is the “Preferred Liquidation Amount”;

(ii)           The holders of the Rolling Common Stock then outstanding shall be entitled to an amount equal to $11.9420722744719 per share.  The aggregate amount payable to the holders of Rolling Common Stock described in this Subsection is the “Rolling Common Liquidation Amount”. The sum of the Preferred Liquidation Amount plus the Rolling Common Liquidation Amount is sometimes referred to herein as the “Senior Liquidation Amount”;

(iii)          The holders of the Class A Common Stock and the Rolling Common Stock shall be entitled to an amount equal to $35,400,000.  This distribution is referred to as the “Initial Common Preference Amount.”  The holders of the Class A Common Stock and the holders of the Rolling Common Stock shall share the Initial Common Preference Amount in the same proportion as the aggregate number of then outstanding shares of Class A Common Stock bears to the aggregate number of then outstanding shares of Rolling Common Stock.  The Class A Stockholders’ proportionate share is referred to as the “Class A Initial Common Preference Portion”, and the Rolling Common Stockholders’ proportionate share is referred to as the “Rolling Stockholders’ Initial Common Preference Portion”.

(iv)          The holders of the Class C Common Stock shall be entitled to an amount equal to $5,262,638. This distribution is referred to as the “Class C Priority Amount.”

(v)           After payment of the priority amounts set forth in Subsections (i) through (iv) above, the holders of shares of Common Stock then outstanding shall be entitled to be paid the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in this Restated Certificate of Incorporation.  All payments to be made pursuant to this Article Fourth shall be made on the basis of the number of shares of the subject class or series of Preferred Stock or Common Stock, as applicable, owned by each Stockholder.

(b)           The Corporation shall apply the assets available for distribution to the Corporation’s Stockholders upon a Distribution Event as follows:

(i)            The Corporation shall apply the first assets available for distribution up to and including the amount or value of $211,127,293 in partial payment of the Senior Liquidation Amount (the “First Preferred Distribution”).  The First Preferred Distribution shall be apportioned between the holders of the Preferred Stock and the holders of the Rolling Common Stock in the same proportion as the aggregate Preferred Liquidation Amount on the then outstanding shares of Preferred Stock bears to the aggregate Rolling Common Liquidation Amount on the then outstanding shares of Rolling Common Stock.  The percentage apportioned to the holders of the Preferred Stock is referred to as the “Preferred Stockholders’ Proportionate Share”, and the percentage apportioned to the holders of the Rolling Common Stock is referred to as the “Rolling Common Stockholders’ Proportionate Share.” The Preferred Stockholders Proportionate Share shall be shared ratably among the holders of the shares of Preferred Stock. The Rolling Common Stockholders Proportionate Share shall be shared ratably among the holders of the shares of Rolling Common Stock;

(ii)           The Corporation shall pay out of the next assets available for distribution up to and including $263,633,730 (x) an amount equal to 92.72% of the excess above $211,127,293, to be shared between the holders of Preferred Stock and the holders of Rolling Common Stock (the “Second Preferred Distribution”) such that the holders of the Rolling Common Stock receive the Rolling Common Proportionate Share thereof in full payment of the Rolling Common Liquidation Amount, and the holders of Preferred Stock receive the balance of the funds available for the Second Preferred Distribution in partial payment of the Preferred Liquidation Amount, to be shared ratably among the holders of the respective shares, and (y) an amount equal to 7.28% of the excess above $211,127,293, but in no event more than $3,823,127, to be shared ratably among the holders of Class C Common Stock;

(iii)          The Corporation shall pay out of the next assets available for distribution up to and including $267,757,089 (x) an amount equal to 7.28% of the excess above $263,633,730, but in no event more than $300,232, to the holders of the Class C Common Stock, to be shared ratably among such holders, (y) an amount equal to the Rolling Stockholders Initial Common Preference Portion of the balance of the excess above $263,633,730, to be shared ratably among the holders of the Rolling Common Stock, and (z) the remaining balance of the excess above $263,633,730 which is not distributable pursuant to the foregoing clauses (x) and (y) of this Subsection 5(b)(iii), to be shared ratably among the holders of the Preferred Stock in partial payment of the Preferred Liquidation Amount;

(iv)          The Corporation shall pay out of the next assets available for distribution up to and including $283,403,827 (w) an amount equal to 7.28% of the excess above $267,757,089, but in no event more than $1,139,279, to the holders of the Class C Common Stock, to be shared ratably among such holders in full satisfaction of the Class C Priority Amount, (x) an amount equal to the Rolling Stockholders Initial Common Preference Portion of the balance of the excess above $267,757,089, to be shared ratably among the holders of the Rolling Common Stock, (y) an amount equal to the amount distributed to the holders of the Rolling Common Stock in clause Subsection 5 (b)(iii)(y) above, to be shared ratably among the holders of the Preferred Stock in full satisfaction of the Preferred Liquidation Amount , and (z)

the remaining balance of the excess above $267,757,089 which is not distributable pursuant to the forgoing clauses (w), (x), and (y) of this Subsection 5(b)(iv), to be shared ratably among the holders of the Class A Common Stock in partial payment of their portion of the Initial Common Preference Amount ;

(v)           The Corporation shall pay out of the next assets available for distribution up to and including $299,033,730, (x) an amount equal to the Rolling Stockholders Initial Common Preference Portion of the excess above $283,403,827, to be shared ratably among the holders of the Rolling Common Stock in full satisfaction of their portion of the Initial Common Preference Amount, and (y) an amount equal to the Class A Initial Common Preference Portion of the excess above $283,403,827, to be shared ratably among the holders of the Class A Common Stock in partial payment of their portion of the Initial Common Preference Amount;

(vi)          The Corporation shall pay out of the next assets available for distribution up to and including $304,296,368, an amount equal to 100% of the excess above $299,033,730, to be shared ratably among the holders of the Class A Common Stock in full satisfaction of the remaining amount of the Initial Common Preference Amount due to such Class A Common Stockholders; and

(vii)         After payment of all the distributions set forth in paragraphs (i) through (vi) above (the “Priority Distributions”) and after the conversion, if any, of all outstanding Common Stock to Undesignated Common stock pursuant to Section 7 below, the Corporation shall pay out to the holders of the Undesignated Common Stock of the Corporation all remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in this Restated Certificate of Incorporation.  Payments under this Subsection 5(b)(vii) shall be made on the basis of the number of shares of Undesignated Common Stock owned by each stockholder.

6.             Redemption or Payment Upon an IPO or a Deemed Liquidation Event.

(a)           The following events constitute a “Deemed Liquidation Event”, unless the holders of not less than fifty-one percent (51%) of the Preferred Stock elect otherwise by written notice given to the Corporation at least ten (10) days prior to the effective date of any such event:

(i)            a merger or consolidation in which

A.            the Corporation is a constituent party, or

B.            a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting entity is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the ultimate parent corporation of such surviving or resulting entity (provided that, for the purpose of this Section 6, all shares of capital stock issuable upon conversion of convertible securities, or any rights to receive capital stock, outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or

(ii)           the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, which shall include the grant of any license to all or substantially all of the Corporation’s intellectual property, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

(b)           The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 6(a) unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 5(b)(i)-(vii).

(c)           Upon the earlier to occur of (x) immediately prior to the closing of an IPO or (y) the occurrence of a Deemed Liquidation Event (the “Redemption Date”), (A) shares of Preferred Stock shall automatically be redeemed by payment of the Preferred Liquidation Amount in accordance with Section 5(b) hereof by the Corporation and (B) the holders of shares of Common Stock then outstanding shall be entitled to receive the Priority Distributions in accordance with Section 5(b) hereof.  If the Corporation does not have sufficient funds legally available for distribution to pay in full: (i) the Preferred Liquidation Amount in accordance with the order of payments set forth in Section 5(b), then the Preferred Stock shall be redeemed for the amount that is available for distribution with respect to the Preferred Liquidation Amount pursuant to Section 5(b); and (ii) the Priority Distributions with respect to the Common Stock in accordance with the order of payment set forth in Section 5(b), then the holders of the Common Stock shall be paid with respect to their respective stock the amounts that are available for distribution with respect to such stock pursuant to Section 5(b);

(d)           In the event of an IPO, all or part of the Priority Distributions shall be paid in shares of Undesignated Common Stock upon the vote of not less than fifty-one percent (51%) of the outstanding shares of Preferred Stock (the “Forced Conversion”).  In order to determine the extent of assets available for distribution to pay each distribution under Section 5(b), the Board of Directors shall determine in good faith the total value of the Corporation as of the Redemption Date.  In the event of a Forced Conversion, holders of Preferred Stock, Class A Common Stock, Class B Common Stock, Rolling Common Stock and/or Class C Common Stock (the “Converted Stock”), as the case may be, shall receive (immediately prior to the closing of the IPO), with respect to their respective Priority Distributions, that number of shares of

Undesignated Common Stock, as equals the quotient obtained by dividing (x) the Priority Distribution, if any, payable with respect to each such share to which such holder is entitled under Subsections 5(b)(i)-(vi) by (y) the pre-IPO per share fair market value (determined in good faith by the Board) of the Common Stock.  In the event the aggregate pre-IPO valuation of the Corporation does not exceed the aggregate Priority Distributions, then the Forced Conversion shall be done based on an assumed per share Common Stock value equal to the public offering price in the IPO.  In the event of a Forced Conversion, on the Redemption Date, all outstanding shares of Converted Stock shall be deemed to have been surrendered and automatically converted into shares of Undesignated Common Stock, which shall be automatically deemed to be outstanding of record, and all rights with respect to the Converted Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Undesignated Common Stock), will terminate, except only the rights of the holders thereof to receive payment of any declared but unpaid dividends thereon.

(e)           Written notice of redemption, payment or conversion pursuant to Subsection 6(c)-(d), as well as of conversion or cancellation pursuant to Subsection 7 below, shall be mailed, postage prepaid, to each holder of record of outstanding shares of Preferred Stock, Class A Common Stock, Rolling Common Stock, Class B Common Stock and Class C Common Stock at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than ten (10) days prior to the Redemption Date.  Such notice shall state:

(i)            the anticipated number of shares of Preferred Stock, Class A Common Stock, Rolling Common, Class B Common Stock and Class C Common Stock held by the holder that the Corporation shall redeem or convert on the Redemption Date;

(ii)           the anticipated Redemption Date; and

(iii)          the various Priority Distribution amounts, including the amount thereof to be paid in cash pursuant to Subsection 6(c)) and, if applicable, the number of shares of Undesignated Common Stock to be issued in the Forced Conversion pursuant to Subsection 6(d) or upon a Common Stock conversion pursuant to Section 7 below.

(f)            On the Redemption Date, each share of Preferred Stock or Common Stock to be redeemed or converted shall be deemed to have automatically been surrendered and redeemed or converted if, on the Redemption Date, the per share portion of the Priority Distributions payable upon redemption of such share of Preferred Stock to be redeemed or the shares of Undesignated Common Stock to be issued in the Forced Conversion pursuant to Section 6(d) or upon conversion pursuant to Section 7 below, as applicable, is paid, delivered, tendered for payment or deposited with an independent payment agent so as to be available therefore, whether or not certificates (if any) representing such shares are surrendered to the Corporation.  Upon such surrender, the Priority Distributions or the shares of Undesignated Common Stock to be issued, as applicable, for each such share shall be payable or deliverable to the order of the person whose name appears on the Corporation’s records as the owner thereof, and each surrendered share shall be canceled and retired.

7.             Mandatory Conversion Prior to an IPO or a Deemed Liquidation Event.

Upon the Redemption Date, but following the payment of the Priority Distributions, either in available funds or pursuant to a Forced Conversion pursuant to Section 6(d) above, and provided that the total assets available for distribution exceed the Priority Distributions, each share of Rolling Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock shall automatically be converted into one share of Undesignated Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. In the event the total assets available for distribution do not exceed the Priority Distributions, all shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Rolling Common Stock shall be cancelled and the holders shall have no further rights with respect to such stock.

FIFTH:  Subject to any additional vote required by this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  Subject to any additional vote required by this Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director.  Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Neither any amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this ARTICLE NINTH, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

TENTH:  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this ARTICLE TENTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ELEVENTH:  Subject to any additional vote required by this Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH:  In the event that a member of the Board who is also a partner or employee of an entity that is a holder of preferred stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board) and that may be an opportunity of interest for both the Corporation and such Fund (a “Corporate Opportunity”), then the Corporation (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Corporation and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Corporation or any of its affiliates, provided, in each case, that such director acts in good faith.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the previously filed Restated Certificate of Incorporation of the Corporation to be signed by its President this 13th day of January, 2011.

BIOHORIZONS, INC.

/s/ David A. Wall
By: David A. Wall
Its: Chief Financial Officer